UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

        FILED UNDER SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

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
1. Name and Address of Reporting         2. Date of Event        4. Issuer Name AND Ticker or Trading Symbol
Person*                                     Requiring
                                            Statement                     GlobeTrac Inc.
                                            (Month/Day/Year)
   Patriquin    David                                                     GBTR
                                            November 27, 2002
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  (Last)        (First)     (Middle)



           2306 Folkstone Way
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
               (Street)                  3. I.R.S.               5. Relationship of Reporting    6. If Amendment,
                                            Identification           Person(s) to Issuer         Date of Original
                                            Number of                (Check all applicable)      (Month/Day/Year)
  West Vancouver B.C. V7S 3C7               Reporting Person,
             Canada                         if an entity         _X_ Director                            N/A
----------------------------------------    (voluntary)          ___ 10% Owner                   ---------------------
  (City)         (State)         (Zip)                           ___ Officer (give title below)  7. Individual or
                                                  N/A            ___ Other (Specify below)       Joint/Group Filing
                                                                                                 (Check applicable
                                                                                                 line)
                                                                 ------------------------------
                                                                                                 _X_ Form filed by
                                                                 ------------------------------  One Reporting Person

                                                                 ------------------------------  ___ Form Filed by
                                                                                                 More than One
                                                                 ------------------------------  Reporting Person

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

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                                                       TABLE I
                                    NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
1. Title of Security                  2. Amount of Securities     3. Ownership Form:     4. Nature of Indirect
                                         Beneficially Owned           Direct (D) or         Beneficial Ownership
                                                                      Indirect (I)
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Common Stock                                   225,000                      D
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Common Stock                                   225,000                      I               By spouse
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Common Stock                                     1,000                      I               By RRSP
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Common Stock                                   250,000                      I               By Genera Investments Inc.
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

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
           Print or type responses.
* If more than one reporting person files the form, see Instruction 5(b)(v).

FORM 3                           GLOBETRAC INC.                      PAGE 2 OF 2

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                                                      TABLE II
       DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1. Title of       2. Date              3. Title and Amount of      4. Conversion     5. Ownership      6. Nature of
   Derivative     Exercisable and      Securities Underlying       or Exercise       Form of           Indirect
   Security       Expiration Date      Derivative Security         Price of          Derivative        Beneficial
                  (Month/Day/Year)                                 Derivative        Securities:       Ownership
                  ----------------------------------------------   Security          Direct (D) or
                   Exercise   Expiry        Title      Amount or                     Indirect (I)
                    Date      Date                     Number of
                                                        Shares
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Call option        Nov. 27,   Nov. 27,      Common      500,000       $1.00               D
                    2002       2004          Stock
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Explanation of Responses:
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         /s/ David Patriquin                              06 December 2002
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   **Signature of Reporting Person                              Date


**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


NOTE:   File three copies of this Form, one of which must be manually signed.
        If space is insufficient, see Instruction 6 for procedure.